Exhibit 16.1

[LOGO] Deloitte                                              Mintz & Partners
                                                             1 Concorde Gate
                                                             Suite 200
                                                             Toronto, ON M3C 4G4
                                                             Canada
July 29, 2008
                                                             Tel: 416-601-6500
                                                             Fax: 416-601-6610
                                                             www.deloitte.ca

Private and Confidential

Mr. Richard Mozer
Chair, Audit Committee of the Board of Directors
Devine Entertainment Corporation
2 Berkeley Street, Suite 504
Toronto, Ontario M5A 2W3

Dear Mr. Mozer:

We are writing with our preliminary comments on the draft Form 8-K Current Report, provided to us on or about July 11, 2008, that Devine Entertainment Corporation (the "Company") intends to file with the US Securities and Exchange Commission with respect to the discharge of Deloitte & Touche LLP as the Company's independent auditor.

We have had a number of disagreements with the Company, including its refusal to have its quarterly financial reports reviewed, the publishing of our 2007 audit report before it was finalized and without our consent and the failure of the Company to make a number of changes on a timely basis to its 2007 financial statements which we advised were required for proper financial reporting.

Accordingly, we do not agree with the statement made in the draft that there were no disagreements between Deloitte & Touche LLP and the Company concerning matters of accounting principles or practice, financial reporting disclosure or auditing scope or procedures.

We will provide more details shortly.

Very truly yours,

Deloitte & Touche LLP

Deloitte & Touche LLP
Toronto, Ontario

cc:     Mr. Bryson Farrill
        Mr. Ron Feddersen
        Mr. David Devine
        Mr. Kenneth D. Taylor

                                                        Member of
                                                        Deloitte Touche Tohmatsu